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                                                                       EXHIBIT 5


                     [SIMPSON THACHER & BARTLETT LETTERHEAD]


                                                                   July 27, 1998


American Restaurant Group, Inc.
450 Newport Center Drive
Newport Beach, California  92660

Dear Sirs:

         We have acted as counsel to American Restaurant Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 filed (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to (i) up to $158,600,000 in aggregate principal amount of 11-1/2% Series B Senior Notes due 2003 of the Company (the "Notes") to be issued in exchange for the $158,600,000 aggregate principal amount of the Company's outstanding 11-1/2% Series A Senior Notes due 2003 (the "Old Notes"), (ii) up to 35,000 shares of 12% Series B Senior Pay-in-Kind Exchangeable Preferred Stock, par value $.01 per share and liquidation value $100 per share, of the Company (the "Preferred Stock") to be issued in exchange for the Company's 12% Series A Senior Pay-in-Kind Exchangeable Preferred Stock (the "Old Preferred Stock"), and (iii) up to $35,000,000 in aggregate principal amount of the Company's 12% Senior Subordinated Debentures due 2003 (the "Debentures") issuable, at the Company's option, in exchange for the Preferred Stock, all as described in the Registration Statement.

         The Notes will be issued under the Indenture dated as of February 25, 1998 (the "Note Indenture") among the Company and U.S. Trust Company of California, N.A., as Trustee (the "Note Trustee"), which has been filed as an exhibit to the Registration

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American Restaurant Group, Inc.        -2-                         July 27, 1998


Statement. The Preferred Stock will be issued pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Company, and the certificate of designations for the Preferred Stock (the "Certificate of Designations"), which has been filed as an exhibit to the Registration Statement. The Debentures, if and when issued, will be issued under an indenture (the "Debenture Indenture") to be entered into between the Company and a trustee (the "Debenture Trustee"), a form of which has been filed as an exhibit to the Registration Statement.

         We have examined the Registration Statement and the form of Notes included in the Indenture and the form of Debenture included in the Debenture Indenture. In addition, we have examined, and have relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, on such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

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American Restaurant Group, Inc.        -3-                         July 27, 1998


                  1. The Notes have been duly authorized by the Company and, upon due issuance and execution thereof by the Company, due authentication thereof by the Note Trustee and delivery of the Notes in exchange for the Old Notes in accordance with the terms of the prospectus included in the Registration Statement (the "Prospectus"), will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

                  2. The Preferred Stock has been duly authorized, and upon delivery of the Preferred Stock in exchange for the Old Preferred Stock in accordance with the terms of the Prospectus, will be validly issued, fully paid and nonassessable.

                  3. The Debentures have been duly authorized and, upon due execution and delivery of the Debenture Indenture by the Company and the Debenture Trustee and due issuance and execution of the Debentures by the Company, due authentication by the Debenture Trustee of the Debentures and delivery of the Debentures against receipt of shares of Preferred Stock surrendered in exchange therefor in accordance with the terms of the Debentures Indenture and the Certificate of Designations, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

         Our opinions set forth in paragraph 1 and 3 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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American Restaurant Group, Inc.        -4-                         July 27, 1998


               We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement.

               This opinion letter is rendered to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm, corporation without our prior written consent.

                                        Very truly yours,

                                        /s/ Simpson Thacher & Bartlett

                                        SIMPSON THACHER & BARTLETT